Exhibit 3.1

VICI PROPERTIES INC.
AMENDED AND RESTATED BYLAWS
ARTICLE I
OFFICES
Section 1. PRINCIPAL OFFICE. The principal office of VICI Properties Inc. (the “Company”) in the State of Maryland shall be located at such place as the board of directors of the Company (the “Board of Directors”) may designate.
Section 2. ADDITIONAL OFFICES. The Company may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Company may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 1. PLACE. All meetings of stockholders shall be held at the principal executive office of the Company or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.
Section 2. ANNUAL MEETING. An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Company shall be held on the date and at the time and place set by the Board of Directors.
Section 3. SPECIAL MEETINGS.
(a)    General. Each of the chair of the board, chief executive officer, president and Board of Directors may call a special meeting of stockholders. Except as provided in ~~subsection~~ Section 3(b)(4) of this ~~Section 3~~Article II, a special meeting of stockholders shall be held on the date and at the time and place set by the chair of the board, chief executive officer, president or Board of Directors, whoever has called the meeting. Subject to ~~subsection~~ Section 3(b) of this ~~Section 3~~Article II, a special meeting of stockholders shall also be called by the secretary of the Company to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.
(b)    Stockholder-Requested Special Meetings. (1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors or the election of each such individual, as applicable, in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the secretary.
(2)    In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth (i) the name and address, as they appear in the Company’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (ii) the class, series and number of all shares of stock of the Company which are owned (beneficially or of record) by each such stockholder and (iii) the nominee holder for, and number of, shares of stock of the Company owned beneficially but not of record by such stockholder, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.
(3)    The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the requested special meeting (including the Company’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by ~~paragraph (2) of this~~ Section 3(b)(2) of this Article II, the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.
(4)    In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held on such date and at such place and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is deemed to have been received, in accordance with ~~subsection~~ Section 3(b)(6) of this ~~Section 3~~Article II, by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Company. In fixing a date for a Stockholder-Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. Notwithstanding anything to the contrary herein, the Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of ~~paragraph (3) of this~~ Section 3(b)(3) of this Article II.
(5)    If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Company’s intention to revoke the notice of the meeting or for the chair of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chair of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.
(6)    The chair of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Company for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five (5) Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Company that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Company or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five (5) Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).
(7)    Only such business shall be conducted at a Stockholder-Requested Meeting as shall have been set forth in and brought before the meeting pursuant to the Special Meeting Request with respect to such meeting.
(8)    The chair of a special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 3 and, if the chair should so determine, any such business not properly brought before the meeting shall not be transacted.
(9)    For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by law, regulation or executive order to close.
Section 4. NOTICE. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Company, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Company may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with ~~the~~this Article II or the validity of any proceedings at any such meetings.
Subject to Section 11(a) of this Article II, no business may be transacted at an annual meeting of the stockholders, other than business that is either specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof) or any business not specified in the notice of meeting but otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof). No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice of meeting. The Company may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this ~~section~~Section 4.
Whenever written notice is required to be given to any stockholder under the provisions of the Maryland General Corporation Law, or any successor statute (the “MGCL”), the charter of the Company (the “Charter”) or these Bylaws, the Company shall also provide such written notice to holders of ~~units of partnership~~limited liability company interests of VICI Properties ~~L.P.~~OP LLC, a Delaware limited ~~partnership~~liability company.
Section 5. ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chair of the meeting or, in the absence of such appointment or appointed individual, by the chair of the board or, in the case of a vacancy in the office or absence of the chair of the board, by one of the following officers present at the meeting in the following order: the vice chair of the board, if there is one, the chief executive officer, if there is one, the president, the vice presidents in their order of rank and seniority, the secretary, or, in the absence of such officers, a chair chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary’s absence, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chair of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chair of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chair of the meeting. The chair of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chair and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting~~;~~, (b) limiting attendance at the meeting to stockholders of record of the Company, their duly authorized proxies and such other individuals as the chair of the meeting may determine~~;~~, (c) limiting participation at the meeting on any matter to stockholders of record of the Company entitled to vote on such matter, their duly authorized proxies and such other individuals as the chair of the meeting may determine~~;~~, (d) limiting the time allotted to questions or comments~~;~~, (e) determining when and for how long the polls should be opened and when the polls should be closed~~;~~, (f) maintaining order and security at the meeting~~;~~, (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chair of the meeting~~;~~, (h) concluding the meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting~~;~~, and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 6. QUORUM. A meeting of stockholders of the Company shall not be organized for the transaction of business unless a quorum is present. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this

~~section~~Section 6 shall not affect any requirement under any statute or the Charter for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chair of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.
The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.
Section 7. VOTING. Except as otherwise provided in the Charter with respect to directors to be elected by the holders of any class or series of preferred stock of the Company and in these Bylaws with respect to the filling of vacancies on the Board of Directors, each director to be elected by the stockholders of the Company shall be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of director nominees exceeds the number of directors to be elected at such meeting (a “contested election”), each of the directors to be elected at such meeting shall be elected by a plurality of all votes cast at such meeting. For purposes hereof, a majority of the votes cast means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee, with abstentions and broker non-votes not counted as a vote cast either “for” or “against” that director nominee. A director nominee who is not already serving as a director and who does not receive a majority vote in an uncontested election shall not be elected. A nominee who is already serving as a director and who does not receive a majority vote in an uncontested election, shall resign from the Board of Directors. Any such resignation shall take effect immediately upon its receipt and the acceptance of such resignation shall not be necessary to make it effective. Any vacancy resulting from the resignation of a director under this Section 7 ~~of Article II~~ may be filled by the Board of Directors in accordance with Section 12 of this Article III of these Bylaws. The Nominating and Governance Committee will consider promptly whether to fill the office of a nominee who has tendered a resignation and make a recommendation to the Board of Directors about filling the office. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days after the certification of the stockholder vote and will disclose publicly its decision. Each share entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share of stock, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chair of the meeting shall order that voting be by ballot or otherwise.

Section 8. PROXIES. A holder of record of shares of stock of the Company may cast votes in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. The presence of, or vote or other action at a meeting of stockholders by a proxy of, a stockholder entitled to vote shall constitute the presence of, or vote or action by, the stockholder. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Company before or at the meeting. A stockholder or the stockholder’s duly authorized agent may execute or authenticate a writing or transmit an electronic message authorizing another person to act for the stockholder by proxy. An electronic transmission from a stockholder or duly authorized agent, or a photographic, facsimile or similar reproduction of a writing executed by a stockholder or the stockholder’s duly authorized agent, may be treated as properly executed or authenticated for purposes of this Section 8 and shall be so treated if it sets forth or utilizes a confidential and unique identification number or other mark furnished by the Company to the stockholder for the purposes of a particular meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy. Where a stockholder entitled to vote has named two or more proxies and such proxies are present, the Company shall, unless otherwise expressly provided in the proxy, accept as the vote of all shares represented thereby the vote cast by a majority of them and, if a majority of the proxies cannot agree whether the shares represented shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among those proxies.
A proxy, unless the proxy states that it is irrevocable and the proxy is coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the secretary of the Company in writing or by electronic transmission. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised pursuant to such proxy, written notice of the death or incapacity is given to the secretary of the Company.
The Company shall pay the reasonable expenses of solicitation of votes or proxies of stockholders by or on behalf of the Board of Directors or its nominees for election to the Board of Directors, including, without limitation, solicitation by professional proxy solicitors and otherwise.
Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.
Section 9. VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Company registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any trustee or fiduciary, in such capacity, may vote stock registered in such trustee’s or fiduciary’s name, either in person or by proxy.

Shares of stock of the Company directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.
The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Company that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Company; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Company of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.
Section 10. INSPECTORS. The Board of Directors or the chair of the meeting may appoint, before or at the meeting, one or more inspectors, who need not be stockholders of the Company, for the meeting and any successor to the inspector. A person who is a candidate for an office to be filled at a meeting may not serve as an inspector. Except as otherwise provided by the chair of the meeting, the inspectors, if any, shall (i) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chair of the meeting, (iv) hear and determine all challenges and questions arising in connection with the right to vote, and (v) do such acts as are proper to fairly conduct the election or vote. The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. On request of the chair of the meeting or of any stockholder, the inspectors shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report made or certificate executed by them shall be prima facie evidence of the facts stated therein. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.
Section 11. ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.
(a)     Annual Meetings of Stockholders. (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of the Board of Directors ~~or~~, (iii) by any stockholder of the Company present in person or by proxy who (A) was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting (and any postponement or adjournment thereof), (B) is entitled to vote at the meeting in the election of each individual so nominated or on any such other business, (C) is not an Unsuitable Person (as defined in the Charter) and (D) who has complied with this Section 11(a) or (iv) solely with respect to the nomination of a director for election pursuant to and in compliance with Section 14 of this Article II of these Bylaws, by an Eligible Stockholder (as defined in Section 14 of this Article II).
(2)     For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to ~~clause (iii) of paragraph~~ Section 11(a)(1)(iii) of this ~~Section 11~~Article II, the stockholder must have (i) given timely notice thereof in writing to the secretary of the Company and any such other business must otherwise be a proper matter for action by the stockholders and (ii) complied in all respects with the requirements of Section 14 of the Exchange Act, including, without limitation, and to the extent applicable, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the Securities and Exchange Commission (“SEC”), including any SEC staff interpretations related thereto). To be timely, a stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Company not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the preceding year’s proxy statement; provided, however, that if the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, then in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of such annual meeting, as originally noticed, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting shall not exceed the number of directors to be elected at such annual meeting, and for the avoidance of doubt, no stockholder shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in this Section 11(a)(2).
(3)     Such stockholder’s notice shall set forth:
(i)    as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;
(ii)    as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(iii)    as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,
(A)    the class, series and number of all shares of stock or other securities of the Company or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including, without limitation, any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,
(B)    the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,
(C)    whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including, without limitation, any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of Company Securities for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Company or any affiliate thereof disproportionately to such person’s economic interest in the Company Securities, and
(D)    any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Company or any affiliate thereof), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Company or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;
(iv)    as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in ~~clauses (ii) or (iii) of this paragraph (3) of this~~ Section 11(a)(3)(ii) or Section 11(a)(3)(iii) of this Article II and any Proposed Nominee,
(A)    the name and address of such stockholder, as they appear on the Company’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee, and

(B)    the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;
(v)        the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such stockholder’s notice; ~~and~~
(vi)    to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the Proposed Nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice~~.~~; and
(vii)    a representation as to whether such stockholder or Stockholder Associated Person intends, or is part of a group (whether at, below or above 5% in beneficial ownership) that intends, to (i) deliver a proxy statement and/or form of proxy to holders (including any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 promulgated under the Exchange Act) of, in the case of a nomination, at least the percentage of the voting power of stock issued and outstanding that is reasonably believed by such stockholder to be sufficient to elect each such nominee, or, in the case of a business proposal, at least the percentage of the voting power of stock issued and outstanding that is required to approve or adopt the proposal, (ii) otherwise solicit proxies from stockholders in support of such nomination or proposal, and/or (iii) solicit the holders of shares representing at least the percentage of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees required pursuant to Rule 14a-19 promulgated under the Exchange Act.
(4)     Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by:
(~~a~~i)        a written questionnaire, completed and signed by the Proposed Nominee, with respect to the background and qualification of such Proposed Nominee and the background of any other person or entity on whose behalf the nomination is being made, which shall in any event include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange on which any securities of the Company are listed or over-the-counter market on which any securities of the Company are traded~~)~~  (the form of which questionnaire shall be provided by the Company upon written request of any stockholder of record identified by name within ten days after receiving such request)~~,~~ ;
(~~b~~ii) ~~a~~the multi-jurisdictional personal disclosure form for the Proposed Nominee, completed and signed by such Proposed Nominee, together with all required exhibits and attachments thereto, in the form customarily required by Gaming Authorities (as defined in the Charter)~~governmental agencies responsible for licensing “key persons” of companies involved in gaming,~~;
(~~c~~iii) the written consent and agreement of each Proposed Nominee to~~:~~  (1) provide, within such time period specified by the Company, (A) all completed and signed applications for the Proposed Nominee together with all required exhibits thereto and in the form customarily required by Gaming Authorities and such additional information and authorizations necessary to enable the Company to comply with all applicable regulatory requirements and to respond fully to any suitability inquiry conducted under the executive, administrative, judicial and/or legislative rules, regulations, laws and orders of any jurisdiction to which the Company is then subject, and (B) such additional information concerning the Proposed Nominee as may reasonably be required by the Board of Directors to determine the eligibility of such Proposed Nominee to serve as an independent director of the Company, that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, and to evaluate whether the Proposed Nominee is an Unsuitable Person, ~~and~~ (2) a background check to confirm the qualifications and character of the Proposed Nominee, to evaluate whether the Proposed Nominee is an Unsuitable Person, and to make such other determinations as the Board of Directors may deem appropriate or necessary~~,~~  and (3) being named in a proxy statement relating to the applicable meeting as a nominee and to serve as a director if elected; and
(~~d~~iv)    the written representation and agreement (in the form provided by the Company upon written request) of the Proposed Nominee that he or she (1) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company, or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification (a “Compensation Arrangement”) in connection with service or action as a director that has not been disclosed therein, and (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.
(5)    Notwithstanding anything in this ~~subsection~~ Section 11(a) ~~of this Section 11~~ to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 100 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Company not later than 5:00

p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Company.
(6)    If information submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed by the Company not to have been provided in accordance with this Section 11. Any such stockholder shall notify the Company of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any such stockholder shall provide, within five (5) Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Company, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11, and (B) a written update of any information (including, if requested by the Company, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11.
(7)     For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.
(b)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 3(a) of this Article II for the purpose of electing directors, by any stockholder of the Company who is a stockholder of record both at the time of giving of notice provided for in this Section 11 and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Company’s notice of meeting, if (i) the stockholder’s notice, containing the information required by ~~paragraphs~~ Section 11(a)(3) and Section 11(a)(4) of this ~~Section 11~~Article II, is delivered to the secretary at the principal executive office of the Company not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of

Directors to be elected at such meeting and (ii) the stockholder otherwise complied in all respects with the requirements of Section 14 of the Exchange Act, including, without limitation, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the SEC, including any SEC staff interpretations related thereto). The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the special meeting shall not exceed the number of directors to be elected at such special meeting, and for the avoidance of doubt, no stockholder shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in this Section 11(b).
(c)    General. (1) A stockholder shall further update and supplement its notice of any nominee for election as a director or any proposal for other business at a meeting of stockholders to be brought before a meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 11 shall be true and correct (i) as of the record date for the meeting and (ii) as of the date that is ten (10) Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. Such update and supplement shall be delivered to the secretary not later than three (3) Business Days after the later of the record date or the date notice of the record date is first publicly announced (in the case of the update and supplement required to be made as of the record date for the meeting) and not later than seven (7) Business Days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the meeting), or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof). If information submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11. Any such stockholder shall notify the Company of any inaccuracy or change (within two (2) Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any such stockholder shall provide, within five (5) Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Company, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11, and (B) a written update of any information (including, if requested by the Company, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11.
(2)    Only such individuals who are nominated in accordance with this Section 11 and Section 14 of this Article II shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. The chair of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11.
(3)    For purposes of this Section 11 or Section 14 of this Article II, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the ~~Securities and Exchange Commission~~SEC from time to time; and “public announcement” shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (B) in a document publicly filed by the Company with the ~~Securities and Exchange Commission~~SEC pursuant to the Exchange Act.
(4)    Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of (i) a stockholder to request inclusion of a proposal in, or the right of the Company to omit a proposal from, any proxy statement filed by the Company with the ~~Securities and Exchange Commission~~SEC pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, or (ii) a holder of preferred stock if and to the extent provided for under law, the Charter or these Bylaws. Nothing in this Section 11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.
(5)    Without limiting the other provisions and requirements of this Section 11, unless otherwise required by law, if any stockholder (a) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (b) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act, then the Company shall disregard any proxies or votes solicited for such stockholder’s nominees. Upon request by the Company, if any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Company, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.
(~~5~~6)    The Board of Directors may, in its sole discretion, waive any condition or requirement of any provision of this Section 11 in one or more instances.
Section 12. STOCKHOLDERS’ CONSENT IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the Board of Directors and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the ~~Corporation~~Company in accordance with the MGCL. The ~~Corporation~~Company shall give notice of any action taken by less than unanimous consent to each stockholder as required by the MGCL.
Section 13. CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the MGCL, shall not apply to any acquisition by any person of shares of stock of the Company. This ~~section~~Section 13 may be repealed, in whole or in part, at any time, as provided in Article XVII, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.
Section 14. PROXY ACCESS.
(a)    Inclusion of Eligible Nominee in Proxy Statement. Subject to the provisions of this Section 14, if expressly requested in the relevant Eligible Nominee Notice (as defined below), the Company shall include in its proxy statement (including its form of proxy and ballot) for an annual meeting of stockholders the names of any person or persons nominated for election to the Board of Directors submitted pursuant to this Section 14 (each, an “Eligible Nominee”), provided that (1) timely written notice of such Eligible Nominee satisfying the requirements of this Section 14 (an “Eligible Nominee Notice”) is delivered to the Company by or on behalf of a stockholder or stockholders that, at the time the Eligible Nominee Notice is delivered, satisfy the ownership and other requirements of this Section 14 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”), (2) the Eligible Stockholder expressly elects in writing at the time of providing the Eligible Nominee Notice to have its nominee included in the Company’s proxy statement pursuant to this Section 14, and (3) the Eligible Stockholder and the Eligible Nominee otherwise satisfy the requirements of this Section 14 and the director qualification requirements set forth in the Company’s corporate governance guidelines (as may be amended from time to time) and any other document(s) setting forth qualifications for directors.
(b)    Timely Notice. To be timely, an Eligible Nominee Notice shall be delivered to the secretary at the principal executive office of the Company not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the Eligible Nominee Notice shall be timely if it is delivered not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period (or extend any time period) for the giving of an Eligible Nominee Notice as described above.
(c)    Information to be Included in Proxy Statement. In addition to including the name of the Eligible Nominee in the Company’s proxy statement for the annual meeting, the Company also shall include (the “Required Information”) (1) the information concerning the Eligible Nominee and the Eligible Stockholder that is required to be disclosed in the Company’s proxy statement pursuant to Section 14 of the Exchange Act and (2) if the Eligible Stockholder

so elects, an Eligible Nominee Statement (as defined below). Nothing in this Section 14 shall limit the Company’s ability to solicit against and include in its proxy statement its own statements, any of the information provided pursuant to this Section 14 and any solicitation materials or related information with respect to any Eligible Nominee.
(d)    Eligible Nominee Limits. The maximum number of Eligible Nominees submitted by all Eligible Stockholders appearing in the Company’s proxy statement with respect to an annual meeting of stockholders pursuant to this Section 14 (the “Permitted Number”) shall not exceed the greater of (1) two and (2) 20% of the total number of directors in office as of the last day on which notice of a nomination may be received pursuant to this Section 14 with respect to the annual meeting (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number (rounding down) representing a percentage of directors not more than 20%; provided, however, that the Permitted Number shall be reduced (but only to the extent the Permitted Number after such reduction equals or exceeds one) by:
(1)    any Eligible Nominee whose name was submitted for inclusion in the Company’s proxy materials pursuant to this Section 14 but who was subsequently withdrawn or whom the Board of Directors decides to nominate (a “Board Nominee”);
(2)    any directors in office or director nominees that in either case shall be included in the Company’s proxy materials with respect to the annual meeting as an unopposed (by the Company) nominee pursuant to an agreement, arrangement or other understanding between the Company and a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock of the Company, by the stockholders or group of stockholders, from the Company); and
(3)    any director in office as of the nomination deadline who was included in the Company’s proxy statement as an Eligible Nominee for any of the two preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors.
In the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Eligible Nominees submitted by Eligible Stockholders pursuant to this Section 14 exceeds the Permitted Number, each Eligible Stockholder shall select one Eligible Nominee for inclusion in the Company’s proxy statement until the Permitted Number is reached, going in order of the amount (greatest to least) of stock of the Company entitled to vote on the election of directors as disclosed in the Eligible Nominee Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one Eligible Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(e)    Eligibility of Eligible Stockholder; Stockholder Groups. An Eligible Stockholder must have owned (as defined below) continuously for at least three years as of the date of the Eligible Nominee Notice a number of shares that represents 3% or more of the

Company’s outstanding shares of stock entitled to vote in the election of directors (the “Required Shares”) as of both the date the Eligible Nominee Notice is received by the Company in accordance with this Section 14 and the record date for determining stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the annual meeting date. For purposes of satisfying the ownership requirement under this Section 14, the voting power represented by the shares of stock of the Company owned by one or more stockholders, or by the person or persons who own shares of stock of the Company and on whose behalf any stockholder is acting, may be aggregated, provided that:
(1)    the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty (20);
(2)    each stockholder or other person whose shares are aggregated for purposes of this Section 14 shall have held such shares continuously for at least three years as of the date of the Eligible Nominee Notice; and
(3)    a group of two or more funds that are (a) under common management and investment control, (b) under common management and funded primarily by the same employer (or by a group of related employers that are under common control), or (c) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or person for this purpose.
Whenever an Eligible Stockholder consists of a group of stockholders and/or other persons, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 14 must be satisfied by and as to each such stockholder or other person, except that shares may be aggregated to meet the Required Shares as provided in this Section 14(e). With respect to any one particular annual meeting, no stockholder or other person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 14.
(f)    Ownership. For purposes of this Section 14, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of stock of the Company as to which the Eligible Stockholder possesses both:
(1)    the full voting and investment rights pertaining to the shares; and
(2)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares:
(a)    sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed;
(b)    borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell; or

(c)    subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliate.
An Eligible Stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which (1) the Eligible Stockholder has loaned such shares, provided that the Eligible Stockholder has the power to recall such loaned shares on five (5) Business Days’ notice and provides a representation that it will promptly recall, and promptly recalls, such loaned shares upon being notified that any of its Eligible Nominees will be included in the Company’s proxy statement, or (2) the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 14, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.
(g)    Eligible Nominee Notice and Other Eligible Stockholder Deliverables. An Eligible Stockholder must provide with its Eligible Nominee Notice the following in writing to the secretary:
(1)    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Eligible Nominee Notice is received by the Company, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s agreement to provide (a) within five (5) Business Days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date and (b) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;
(2)    documentation satisfactory to the Company demonstrating that a group of funds qualifies to be treated as one stockholder or person for purposes of this Section 14, if applicable;
(3)    a representation and agreement that the Eligible Stockholder (including each member of any group of stockholders and/or persons that together is an Eligible Stockholder hereunder) (a) intends to continue to satisfy the eligibility requirements described in this Section 14 through the date of the annual meeting, (b) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Company, and does not presently have such intent, (c) has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Eligible Nominee(s) being nominated pursuant to this Section 14, (d) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Company, (e) has not engaged and will not engage in, and has not and will not be a “participant” in, another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Eligible Nominee or a nominee of the Board of Directors, (f) intends to appear in person or by proxy at the annual meeting to present the nomination, and (g) has provided and will provide facts, statements and other information in all communications with the Company and its stockholders that are or will be true and correct in all material respects and does not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(4)    the written consent of each Eligible Nominee to be named in a proxy statement relating to the applicable meeting as a nominee and to serve as a director if elected;
(5)    a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;
(6)    the multi-jurisdictional personal disclosure form for the Eligible Nominee, completed and signed by such Eligible Nominee, together with all required exhibits and attachments thereto, in the form customarily required by Gaming Authorities;
(7)    the written consent and agreement of each Eligible Nominee to (i) provide, within such time period specified by the Company, (A) all completed and signed applications for the Eligible Nominee together with all required exhibits thereto and in the form customarily required by Gaming Authorities and such additional information, documentation and authorizations necessary to enable the Company to comply with all applicable regulatory requirements and to respond fully to any suitability inquiry conducted under the executive, administrative, judicial and/or legislative rules, regulations, laws and orders of any jurisdiction to which the Company is then subject, and (B) such additional information concerning the Eligible Nominee as may reasonably be required by the Board of Directors to determine the eligibility of such Eligible Nominee to serve as an independent director of the Company, that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Eligible Nominee, and to evaluate whether the Eligible Nominee is an Unsuitable Person and (ii) a background check to confirm the qualifications and character of the Eligible Nominee, to evaluate whether the Eligible Nominee is an Unsuitable Person;
(8)    the information required to be provided by Section 11(a)(2) and Section 11(a)(3) of this Article II of these Bylaws, as applicable;
(9)    in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination;
(10)    an undertaking that the Eligible Stockholder agrees to (i) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Company’s stockholders or out of the information that the Eligible Stockholder provides to the Company, (ii) indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees in connection with the Eligible Stockholder’s nomination and/or efforts to elect its Eligible Nominee(s) pursuant to this Section 14, (iii) file with the SEC any solicitation materials relating to the annual meeting at which the Eligible Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and any other communication with the Company’s stockholders that is required to be filed under applicable law, and (iv) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the annual meeting; and
(11)    if desired, a statement for inclusion in the Company’s proxy statement for the annual meeting, not to exceed 500 words per Eligible Nominee, in support of each Eligible Nominee’s candidacy (an “Eligible Nominee Statement”). Notwithstanding anything to the contrary contained in this Section 14, the Company may omit from its proxy statement any information or Eligible Nominee Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or believes would violate any applicable law, rule, regulation or listing standard.
(h)    Stockholder Nominee Agreement. Each Eligible Nominee must:
(1)    provide within five (5) Business Days of the Company’s request an executed agreement, in a form deemed satisfactory to the Company, that:
(a)    the Eligible Nominee has read and agrees to adhere to the Company’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines;
(b)    the Eligible Nominee is not and will not become a party to any Voting Commitment that (i) has not been disclosed to the Company or (ii) could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law;
(c)    the Eligible Nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any Compensation Arrangement in connection with such person’s nomination or candidacy for director and/or service as a director that has not been disclosed to the Company; and

(2)    comply with all of the Company’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other corporation policies and guidelines applicable to directors, as well as any applicable law, rule or regulation or listing requirement (including the requirement set forth in Article III, Section 7 of these Bylaws to have agreed to resign from the Board of Directors upon failing to receive a majority of votes cast in an election that is not a contested election, contingent on acceptance of that proffered resignation by the Board of Directors in accordance with the policies and procedures adopted by the Board of Directors for such purpose);
(3)    complete, sign and submit all questionnaires required of the Board of Directors within five (5) Business Days of receipt of each such questionnaire from the Company; and
(4)    provide within five (5) Business Days of the Company’s request such additional information as the Company determines may be necessary to permit the Board of Directors to determine whether such Eligible Nominee meets the requirements of this Section 14 and/or the Company’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether (a) such Eligible Nominee is independent under the independence requirements set forth in the listing standards of any U.S. exchange upon which stock of the Company is listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors, including with regard to audit committee and compensation committee members in particular (collectively, the “Independence Standards”), (b) such Eligible Nominee has any direct or indirect relationship with the Company, (c) such Eligible Nominee is an Unsuitable Person, and (d) such Eligible Nominee has been subject to (i) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.
(i)    Eligible Stockholder/Eligible Nominee Undertaking. In the event that any information or communications provided by the Eligible Stockholder or Eligible Nominee to the Company or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Eligible Nominee, as the case may be, shall promptly notify the secretary in writing of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Company’s right to omit an Eligible Nominee from its proxy materials as provided in this Section 14.
(j)    Exceptions Permitting Exclusion of Eligible Nominee. The Company shall not be required to include, pursuant to this Section 14, an Eligible Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of an Eligible Nominee, notwithstanding that proxies in respect of such vote may have been received by the Company):

(1)    for any meeting for which the secretary receives a notice that any stockholder has nominated a person for election to the Board of Directors pursuant to Section 11(a)(2) of this Article II of these Bylaws;
(2)    who is not independent under the Independence Standards;
(3)    who is an Unsuitable Person;
(4)    whose election as a member of the Board of Directors would violate or cause the Company to be in violation of these Bylaws, the Charter, the Company’s corporate governance guidelines or other document setting forth qualifications for directors, the listing standards of any U.S. exchange upon which stock of the Company is listed, or any applicable state or federal law, rule or regulation;
(5)    if the Eligible Nominee is or becomes a party to any prohibited or undisclosed Voting Commitment;
(6)    if the Eligible Nominee is or becomes a party to any undisclosed Compensation Arrangement;
(7)    who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;
(8)    whose then-current or prior business or personal interests place such Eligible Nominee in a conflict of interest with the Company or any of its subsidiaries that would cause such Eligible Nominee to violate any duties of directors under applicable law;
(9)    who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;
(10)    who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act;
(11)    if such Eligible Nominee or the applicable Eligible Stockholder shall have provided information to the Company in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or shall have breached any of its or their agreements, representations, undertakings and/or obligations pursuant to this Section 14; or
(12)    if the Eligible Stockholder who has nominated such Eligible Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Eligible Nominee(s) or a nominee of the Board of Directors.
(k)    Invalidity.

(1)    Notwithstanding anything to the contrary set forth herein, if an Eligible Nominee and/or an applicable Eligible Stockholder shall have breached or failed to perform any of its or their agreements, representations, undertakings and/or obligations pursuant to this Section 14, as determined by the Board of Directors or the person presiding at the annual meeting, (a) the Board of Directors or the person presiding at the annual meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Company and (b) the Company shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder.
(2)    Any Eligible Nominee who is included in the Company’s proxy statement for a particular annual meeting of stockholders but either (a) withdraws from or becomes ineligible or unavailable for election at the annual meeting or (b) does not receive at least 25% of the votes cast “for” the Eligible Nominee’s election, shall be ineligible to be included in the Company’s proxy statement as an Eligible Nominee pursuant to this Section 14 for the next two annual meetings of stockholders following the annual meeting for which the Eligible Nominee has been nominated for election.
ARTICLE III
DIRECTORS
Section 1. GENERAL POWERS. Unless otherwise provided by applicable law, all powers vested by law in the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, its Board of Directors.
Section 2. NUMBER, TENURE, QUALIFICATIONS AND RESIGNATION. Each director of the Company shall be a natural person of at least eighteen years of age who need not be a resident of the State of Maryland or a stockholder of the Company, and shall not be an Unsuitable Person (as defined in the Charter). Except as otherwise fixed by or pursuant to the provisions of the Charter relating to the rights of the holders of any class or series of stock having a preference over the ~~Common Stock~~common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, at any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. A director shall hold office for a one-year term or until his or her earlier death, resignation, removal or a determination by the Board of Directors that such director no longer has the qualifications that were required by the Charter and these Bylaws at the time the director was elected, and each director shall continue in office until the expiration of the term for which he or she was elected and until his or her successor has been duly elected and qualified. Any director of the Company may resign at any time by delivering his or her resignation to the Board of Directors, the chair of the board or the secretary. Subject to Section 7 of Article II, any such resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. Subject to Section 7 of Article II, the acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. When one or more directors resign from the Board of Directors effective at a future date, the directors then in office, including those who have so resigned, shall have power by the applicable vote to fill the vacancy or vacancies created by such resignation.
Section 3. ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place of regular meetings of the Board of Directors without other notice than such resolution.
Section 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chair of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the time and place of any special meeting of the Board of Directors called by them.
Section 5. NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Company by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Company by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute, the Charter or these Bylaws.
Section 6. QUORUM. A majority of the directors then in office shall constitute a quorum for transaction of business at any meeting of the Board of Directors. If a quorum shall fail to attend any meeting, a majority of the directors present may adjourn the meeting to another place, if any, date or time, without further notice or waiver thereof. The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.
Section 7. VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum, in accordance with Section 6 of this Article III, at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.
Section 8. NOTATION OF DISSENT. A director who is present at a meeting of the Board of Directors, or of a committee thereof, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless he or she announces his or her dissent at the meeting and (i) his or her dissent is entered in the minutes of the meeting, (ii) the director files a written dissent to the action with the secretary of the meeting before the adjournment thereof or (iii) he or she transmits the dissent in writing to the secretary of the Company within 24 hours after the adjournment of the meeting. The right of dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 8 shall bar a director from asserting that minutes of the meeting incorrectly omitted his or her dissent if, promptly upon receipt of a copy of such minutes, the director notifies the secretary of the meeting, in writing, of the asserted omission or inaccuracy.
Section 9. ORGANIZATION. At each meeting of the Board of Directors, the chair of the board or, in the absence of the chair, the vice chair of the board, if any, shall act as chair of the meeting. In the absence of both the chair and vice chair of the board, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chair of the meeting. The secretary or, in his or her absence, an assistant secretary of the Company, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chair of the meeting, shall act as secretary of the meeting.
Section 10. TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.
Section 11. CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.
Section 12. VACANCIES. If for any reason any or all of the directors cease to be directors, such event shall not terminate the Company or affect these Bylaws or the powers of the remaining directors hereunder. Except as otherwise provided for or fixed by or pursuant to the provisions of the Charter relating to the rights of the holders of any class or series of stock having a preference over the ~~Common Stock~~common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if such majority is less than a quorum, except that a vacancy created by the removal of a director by the vote or written consent of the stockholders may also be filled by the stockholders, by the affirmative vote of a majority of the votes cast at a duly held meeting at which quorum is present, or by written consent in accordance with Section 12 of Article II of these Bylaws. Any directors elected in accordance with the preceding sentence shall hold office for the remainder of the full term in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 13. COMPENSATION. The Board of Directors shall have the authority to fix the compensation of directors for their services as directors and a director may be a salaried officer of the Company. Directors, by resolution of the Board of Directors, may also receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Company and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Company in any other capacity and receiving compensation therefor.
Section 14. RELIANCE. Each director and officer of the Company shall, in the performance of his or her duties with respect to the Company, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Company whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.
Section 15. RATIFICATION. The Board of Directors or the stockholders may ratify any action or inaction by the Company or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter, and if so ratified, shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Company and its stockholders. Any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and such ratification shall be binding upon the Company and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.
Section 16. CERTAIN RIGHTS OF DIRECTORS AND OFFICERS. Any director, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Company.

ARTICLE IV
COMMITTEES
Section 1. NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Audit ~~and Finance~~ Committee, a Compensation Committee, a Nominating and ~~Corporate~~ Governance Committee and any other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member. Each committee of the Board of Directors shall serve at the pleasure of the Board of Directors.
Section 2. POWERS. The Board of Directors may delegate to committees appointed under Section 1 of this Article IV any of the powers of the Board of Directors, except as prohibited by law. Any committee, to the extent provided by the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors and may adopt such charter or governing provisions as are consistent with the resolution forming such committee, except as may be limited by statute, the Charter or these Bylaws. Except as may be otherwise provided by the Board of Directors, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more directors who are members of such committee, as the committee deems appropriate in its sole and absolute discretion.
Section 3. MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chair of any committee, and such chair or, in the absence of a chair, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board of Directors shall otherwise provide.
Section 4. TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5. CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.
Section 6. VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.
ARTICLE V
OFFICERS
Section 1. GENERAL PROVISIONS. The officers of the Company shall include a president, a secretary and a treasurer and may include a chair of the Board of Directors, a vice chair of the Board of Directors, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. Officers may but need not be directors or stockholders of the Company. The officers of the Company shall be natural persons of at least eighteen years of age. The officers of the Company shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is duly elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Company and such officer or agent. The Company may secure the fidelity of any or all of its officers by bond or otherwise.
Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the Company may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Company may resign at any time by delivering his or her resignation to the Board of Directors, the chair of the board, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Company.
Section 3. VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4. CHAIR OF THE BOARD. The Board of Directors may designate from among its members a chair of the Board of Directors, who shall not, solely by reason of these Bylaws, be an officer of the Company. The Board of Directors may designate the chair of the Board of Directors as an executive or non-executive chair. The chair of the Board of Directors shall preside over the meetings of the Board of Directors, and if he or she is permitted pursuant to the listing requirements of any securities exchange on which the securities of the Company are listed or by an exception therefrom, shall be a member, ex officio, of all standing committees of the Board of Directors. If the chair of the Board of Directors is not permitted pursuant to the listing requirements of such securities exchange or by an exception therefrom to be an ex officio member of a particular standing committee, the chair shall be permitted to attend the meetings of such committee, except to the extent prohibited by the listing requirements of such securities exchange. The chair of the Board of Directors shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors. The Board of Directors may appoint a co-chair of the Board of Directors.
Section 5. CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the chair of the board shall be the chief executive officer of the Company. The chief executive officer shall have general responsibility for implementation of the policies of the Company, as determined by the Board of Directors, and for the management of the business and affairs of the Company. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Company or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.
Section 6. CHIEF OPERATING OFFICER. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.
Section 7. CHIEF FINANCIAL OFFICER. The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.
Section 8. PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Company. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Company or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.
Section 9. VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.
Section 10. SECRETARY. The secretary shall (a) keep the minutes and record the votes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose~~;~~, (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law~~;~~, (c) see that records and reports are properly kept and filed by the Company as required by law~~;~~, (d) be custodian of the corporate records and of the seal of the Company~~;~~, (e) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder~~;~~, (f) have general charge of the stock ledger of the Company~~;~~, and (g) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.
Section 11. TREASURER. The treasurer shall have the custody of the funds, securities and other property of the Company, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the Company, shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Company.
The treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Company.
Section 12. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.
Section 13. COMPENSATION. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI
CONTRACTS, CHECKS AND DEPOSITS
Section 1. CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Company and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Company when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.
Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by such officer or agent of the Company in such manner as shall from time to time be determined by the Board of Directors.
Section 3. DEPOSITS. All funds of the Company not otherwise employed shall be deposited or invested from time to time to the credit of the Company as the Board of Directors, the chief executive officer, the president, the chief financial officer, or any other officer designated by the Board of Directors may determine.
ARTICLE VII
STOCK
Section 1. CERTIFICATES. Except as may be otherwise provided by the Board of Directors, stockholders of the Company are not entitled to certificates representing the shares of stock held by them. In the event that the Company issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by one or more officers of the Company in any manner permitted by the MGCL. In the event that the Company issues shares of stock without certificates, to the extent then required by the MGCL, the Company shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.
Section 2. TRANSFERS. All transfers of shares of stock shall be made in the stock ledger of the Company, by the holder of the shares, in person or by his or her duly authorized agent, in such manner as the Board of Directors or any officer of the Company may prescribe and, if such shares are certificated, upon surrender of the certificates representing such shares duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, the Company shall provide to the record holders of such shares, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.

The Company shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.
Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.
Section 3. REPLACEMENT CERTIFICATE. Any officer of the Company may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, that the Company receives notice from such person of such fact prior to notice that the certificate at issue has been acquired by a protected purchaser (as defined in Article 8 of the Maryland Uniform Commercial Code); and provided further, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued. Unless otherwise determined by an officer of the Company, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Company a bond in such sums as it may direct as indemnity against any claim that may be made against the Company.
Section 4. FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.
When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this ~~section~~Section 4, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.
Except as set forth in Section ~~I~~1 of Article II, if a record date is not fixed, (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be 5:00 p.m., Eastern Time, on the day on which notice of the meeting is given, or the 30th day before the meeting, whichever is the closer date to the meeting~~;~~  and (ii) the record date for determining stockholders for any other purpose shall be 5:00 p.m., Eastern Time, on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5. STOCK LEDGER. The Company shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.
Section 6. FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Company to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Company. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Company, except that the Board of Directors may provide that for a specified period securities of the Company issued in such unit may be transferred in the stock ledger of the Company only in such unit.
ARTICLE VIII
ACCOUNTING YEAR
The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Company by a duly adopted resolution.
ARTICLE IX
DISTRIBUTIONS
Section 1. AUTHORIZATION. Dividends and other distributions upon the stock of the Company may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Company, subject to the provisions of law and the Charter.
Section 2. CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Company available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Company or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.
ARTICLE X
INVESTMENT POLICY
Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Company as it shall deem appropriate in its sole discretion.
ARTICLE XI
SEAL

Section 1. SEAL. The Board of Directors may authorize the adoption of a seal by the Company. The seal shall contain the name of the Company and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. The affixation of the Company’s seal shall not be necessary to the valid execution, assignment or endorsement by the Company of any instrument or other document unless otherwise required by law.
Section 2. AFFIXING SEAL. Whenever the Company is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Company.
ARTICLE XII
INDEMNIFICATION AND ADVANCE OF EXPENSES
To the maximum extent permitted by Maryland law in effect from time to time, the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Company and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual, who while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, employee, agent, fiduciary or trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan (including, without limitation, service with respect to its participants or beneficiaries) or any other entity or enterprise, whether or not for profit, whether domestic or foreign, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The Company may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.
Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article XII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
ARTICLE XIII
WAIVER OF NOTICE
Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.
ARTICLE XIV
EXCLUSIVE FORUM FOR CERTAIN LITIGATION
Unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of any duty owed by any present or former director or officer or other employee or stockholder of the Company to the Company or to the stockholders of the Company or any standard of conduct applicable to the directors of the Company, (c) any action asserting a claim against the Company or any present or former director or officer or other employee of the Company arising pursuant to any provision of the MGCL, the Charter or these Bylaws, or (d) any action asserting a claim against the Company or any present or former director or officer or other employee of the Company that is governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have had notice of and consented to the provisions of this Article XIV.
ARTICLE XV
REQUIRED RECORDS
To the extent required by the MGCL, the Company shall keep complete and accurate books and records of account and minutes of the proceedings of the incorporators, stockholders and directors. Any books, minutes or other records may be in written form or any other form capable of being converted into written form within a reasonable time.
ARTICLE XVI
VOTING
Unless otherwise ordered by the Board of Directors, the Company may cast (by consent or at a meeting) the votes which the Company may be entitled to cast as a stockholder, member, partner or otherwise in any other corporation, limited liability company, partnership or other entity any of whose shares or other securities are held by or for the Company, by any of its officers or agents, or by proxy appointed by any such officer or agent, unless some other person, by resolution of the Board of Directors or a provision of the other entity’s organizational documents, is appointed the Company’s general or special proxy, in which case that person shall be entitled to vote the shares or other securities.
ARTICLE XVII
AMENDMENT OF BYLAWS
These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the Board of Directors, or by the stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter. No bylaw adopted, altered, amended or repealed by the stockholders shall be repealed, altered, amended or readopted by the Board of Directors.
ARTICLE XVIII
STOCKHOLDER RIGHTS PLAN
The Company shall seek stockholder approval prior to its adoption or subsequent amendment, extension or renewal of a Rights Plan (as defined below), unless the Board of Directors, in the exercise of its duties as directors, determines that, under the circumstances existing at the time, it is in the best interests of the Company to adopt or amend, extend or renew such Rights Plan without delay. If a Rights Plan is adopted or amended, extended or renewed by the Board of Directors without prior stockholder approval in the exercise of such duties, such Rights Plan must provide that it will expire within 12 months of such action by the Board of Directors unless such Rights Plan shall have been ratified prior to the end of such 12 month period by the stockholders by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote on such matter. For purposes of this Bylaw, the term “Rights Plan” refers generally to any plan or arrangement providing for the distribution of preferred shares, rights, warrants, options or debt instruments to the stockholders of the Company, designed to assist the Board of Directors in responding to unsolicited takeover proposals and significant share accumulations by conferring certain rights on the stockholders upon the occurrence of a “triggering event” such as a tender offer or third party acquisition of a specified percentage of shares. Notwithstanding anything contained in this Article XVIII, in no event shall the issuance of shares of preferred stock pursuant to the terms of such preferred stock, or the conversion of preferred stock into common stock pursuant to the terms of such preferred stock, in each case, to the extent any shares of the series or class of such preferred stock were outstanding prior to the adoption of a Rights Plan, result in the distribution of preferred shares, rights, warrants, options or debt instruments to the stockholders of the Company pursuant to any such Rights Plan.

Effective as of October 6, 2017
Amended: April 30, 2020; December 19, 2022
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